EXHIBIT 12



       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges
                                       and
                       Computation of Ratio of Earnings to
              Combined Fixed Charges and Preferred Stock Dividends

                        Three Months Ended March 30, 2002
                                   (Unaudited)


                                                                                                         Ratio of
                                                                                                       Earnings to
                                                                                                      Combined Fixed
                                                                                     Ratio of          Charges and
                                                                                    Earnings to      Preferred Stock
                                                                                   Fixed Charges        Dividends
 (Dollar amounts in millions)                                                    -----------------   -----------------
 Net earnings ................................................................   $           642     $           642
 Provision for income taxes ..................................................               415                 415
 Minority interest in net earnings of consolidated affiliates ................                34                  34
                                                                                 -----------------   -----------------
 Earnings before provision for income taxes and minority interest ............             1,091               1,091
                                                                                 -----------------   -----------------
 Fixed charges:
    Interest .................................................................             2,331               2,331
    One-third of rentals .....................................................                77                  77
                                                                                 -----------------   -----------------
 Total fixed charges .........................................................             2,408               2,408
                                                                                 -----------------   -----------------
 Less interest capitalized, net of amortization ..............................               (10)                (10)
                                                                                 -----------------   -----------------
 Earnings before provision for income taxes and minority interest, plus fixed
    charges ..................................................................             3,489               3,489
                                                                                 =================   =================

 Ratio of earnings to fixed charges ..........................................              1.45
                                                                                 =================

 Preferred stock dividend requirements .......................................                                     -
 Ratio of earnings before provision for income taxes to net earnings .........                                  1.65

 Preferred stock dividend factor on pre-tax basis ............................                                     -
 Fixed charges ...............................................................                                 2,408
                                                                                                     -----------------

 Total fixed charges and preferred stock dividend requirements ...............                                 2,408
                                                                                                     =================

 Ratio of earnings to combined fixed charges and preferred stock dividends ...                                  1.45
                                                                                                     =================


For purposes of computing the ratios, fixed charges consist of interest on all indebtedness and one-third of rentals, which management believes is a reasonable approximation of the interest factor of such rentals.